Changes in Registrants Certifying Accountant

On August 28, 2006, Ernst & Young LLP (E&Y) resigned as the Independent Registered Public Accounting Firm of MuniHoldings Fund II, Inc. (the Fund).  E&Y’s reports on the financial statements of the Fund for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with its audits for the two most recent fiscal years and through August 28, 2006 there were no disagreements with E&Y on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Fund has requested that E&Y furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not E&Y agrees with the statements made in this Item.  A copy of such letter dated September 27, 2006 is attached hereto as Sub-Item 77Q1 to this Form N-SAR.

The Fund has engaged Deloitte & Touche LLP as the Fund’s Independent Registered Public Accounting Firm.